Clinical Predictors of Response for Recurrent/refractory Glioblastoma Multiforme (GBM) and Anaplastic Astrocytoma (AA, WHO grade III) Patients Treated with the Anti-TGFß2 RNA Therapeutic OT-101

Sanjive Qazi, David Nam, Larn Hwang, Vuong N. Trieu, Fatih M. Uckun

Oncotelic Inc, Agoura Hills, CA and Gustavus Adolphus College, St. Peter, MN

ABSTRACT (ATIM-10)

BACKGROUND. OT-101 is a first-in-class αTGF-ß2 RNA therapeutic and exhibits significant single-agent activity in patients with recurrent/refractory (R/R) GBM and AA. Here we report significant predictors of best overall response (BOR = CR, PR, stable disease >6 months) and improved OS for R/R GBM and AA patients after treatment with OT-101 on the Phase II study NCT00431561.

METHODS. A generalized linear model (GLM; Binomial distribution, logit function link function) was fitted to explore several clinical parameters as potential predictors for BOR. The parametric survival model fitted the time to death using linear regression to predict improved OS. The best fit model was chosen utilizing both Akaike information criterion (AIC) and Bayesian information criterion (BIC) from assessing Weibull, lognormal, exponential, Fréchet, and loglogistic distributions of the survival probabilities (JMP 10.02, SAS, Cary NC).

RESULTS. In both models, time from last chemo-/radiation therapy, time from first diagnosis and baseline hematological measurements (ALC, ANC and WBC) were removed from the model as they lacked significant predictive value. The final GLM (chi-square value = 39.7, df = 12, P< 0.0001) and OS (chi-square value = 56.0, df = 12, P< 0.0001) models contained 7 predictor variables measured in 67 evaluable patients: Baseline Karnofsky performance scale (KPS) score; composition of previous therapy; cancer subtype; steroid use; total OT-101 dose; age; and baseline 3D tumor volume for the target lesion. Three significant predictors were identified: Baseline KPS score (P[BOR] = 0.011; P[OS] = 0.0004), cancer subtype (P[BOR] = 0.017, P[OS] = 0.036) and steroid use (P[BOR] = 0.0067, P[OS] = 0.0022).

CONCLUSION. Being an AA patient rather than a GBM patient, having a higher baseline KPS score, receiving either no steroids or short-term steroids during management of AE are associated with BOR and improved OS for R/R GBM/AA patients treated with OT-101 as a single agent.

INTRODUCTION

OT101 (also known as Trabedersen), a TGFβ2-specific synthetic antisense oligodeoxynucleotide (S-ODN), is a first-in-class RNA therapeutic with an FDA orphan drug designation and pediatric rare disease designation, that is designed to abrogate the tumor-promoting and immunosuppressive actions of TGFβ2. The feasibility of intratumoral application of OT101 for treatment of recurrent/refractory HGG patients was first shown in Phase I clinical trials that also provided early activity signals. The preliminary findings of the Phase II study NCT00431561 have provided the proof of concept that OT101 can be administered intratumorally using a convection enhanced delivery (CED) platform for up to 5 months with a favorable safety profile and results in early disease control at 6 months at a rate comparable to that achieved with temozolomide. Post-hoc analysis of the clinical response data from the Phase II study NCT00431561 in recurrent/refractory supratentorial HGG patients with prolonged follow-up demonstrated that OT-101 administered intratumorally via CED as second line therapy exhibited clinically meaningful single-agent activity and induced durable complete response (CR), partial response (PR) and stable disease ≥6 months in R/R HGG patients. In patients with objective responses, OT101 displayed a previously not reported pattern of single agent activity, which was characterized by a delayed onset of robust tumor reductions and very often also by an early onset transient increase of tumor edema which preceded the tumor reductions and objective responses (see Poster for Abstract #: ATIM-03). In the current analysis, we sought to identify the significant predictors of best overall response (BOR = CR, PR or stable disease >6 months) and improved OS and for R/R GBM and AA patients after treatment with OT-101 on the Phase II study NCT00431561.

MATERIALS AND METHODS

Clinical Trial. NCT00431561 was a multi-national, multi-center, open-label interventional clinical study in patients with R/R HGG. In order to be eligible for the study, patients had to be consenting adults with a R/R HGG (Grade III AA, Grade IV GBM) with supratentorial localization and a measurable target lesion. This study was performed in compliance with the ICH(E6) good clinical practice (GCP) guidelines and with approval from independent ethics committees as well as Institutional Review Boards of the participating institutions. Each patient provided a written informed consent. An independent Data and Safety Monitoring Board participated in the review of review of the clinical data. **See Poster for Abstract #ATIM-03 for further details**. 98 patients (AA: 30; GBM: 68) were randomized to one of the 2 treatment arms of OT101 representing 2 different dose cohorts, namely 2.5 mg/cycle (N=48) and 19.8 mg/cycle (N=50), respectively. Eight patients discontinued the study after randomization but before implantation of the catheter-port system. 90 patients (safety population/SP) who underwent surgery for catheter implantation for OT101 and were randomized to one of 2 dose cohorts of OT101 were evaluable for safety. One patient assigned to the low dose cohort discontinued the study after the surgical procedure but before receiving any OT101 due to procedure related complications.

There were 89 patients (AA: 27; GBM: 62) who had received any amount of OT101 (=modified intent-to-treat /mITT population and of these only 77 (=efficacy population) (GBM: 51; AA: 26) received at least the intended minimum number of 4 (Median: 7, Range: 4-11, Mean ± SE: 9.8±0.3) OT101 treatment cycles (Table 1). Other than the number of OT101 cycles and cumulative OT101 dose received, there were no significant differences between the mITT and efficacy populations. The mITT population included 25 females and 64 males at a median age of 45 (Range: 19-73; Mean ±SE = 46.3±1.3) years with a median baseline KPS score of 90 (Range 70-100; Mean ±SE: 87.6±0.9).

Statistical Analyses. The distribution of time-to-event survival end points on the OS and PFS curves were estimated by the Kaplan-Meier method. Differences between groups were evaluated by log-rank statistics. DoR and median DoR were also estimated by the Kaplan-Meier method and compared using the log-rank test. The analyses were performed using JMP software (version 10.02, SAS Institute, Inc, Cary, NC), and R software, version 3.5.2 (R Foundation for Statistical Computing) loaded with statistical packages for survival analysis (survMisc_0.5.5; survival_2.44-1.1 and survminer_0.4.4) with default settings). A generalized linear model (GLM; Binomial distribution, logit function link function) was fitted to explore several clinical parameters as potential predictors for BOR. The parametric survival model fitted the time to death using linear regression to predict improved OS. The best fit model was chosen utilizing both Akaike information criterion (AIC) and Bayesian information criterion (BIC) from assessing Weibull, lognormal, exponential, Fréchet, and loglogistic distributions of the survival probabilities (JMP 10.02, SAS, Cary NC).

RESULTS AND DISCUSSION

Single Agent Anti-HGG Activity of Intratumorally Delivered OT101 as Measured by Best Overall Response. Efficacy analyses were performed for the 89 HGG patients (AA:27; GBM: 62; mITT population) who received any amount of OT101 and the efficacy population (EP) of 77 HGG patients (GBM: 51; AA: 26) who received at least the intended minimum number of 4 (Median: 7, Range: 4-11, Mean ± SE: 9.8±0.3) OT101 treatment cycles. None of the 12 patients who received only 1-3 cycles of OT101 had an objective response or a meaningful stabilization of disease progression. By comparison, of the 77 patients in the efficacy population receiving 4-11 cycles of OT101, 19 (GBM: 5, AA: 14) achieved durable objective responses (CR: 3, PR: 16) and 7 (GBM: 5, AA: 2) had stable disease (SD) lasting ≥6 months. We sought to identify predictive variables associated with favorable response to OT101. All of the 26 patients (100%) who favorably responded to OT101 (viz.: 19 patients with CR/PR and 7 patients with SD≥6 months) received ≥4 treatment cycles compared to 51 out of 63 (81%) non-responder patients (26/26 *vs.* 51/63; Fisher's Exact Test, 2-tailed, P-value = 0.016). A greater proportion of the favorable responders had AA than the entire mITT population (16/26 (AA for responders) *vs.* 27/89 (11/63 AA for non-responders), Fisher's Exact Test, 2-tailed, Odds ratio = 7.35, P-value = 8.7×10^{-5}). The group with favorable responses showed a strong trend for having been treated with higher cumulative total doses of OT101 than the cumulative doses received by the non-responders (P-value = 0.06). The 26 patient favorable response group had a significantly higher proportion of patients with baseline KPS scores of 90-100 than the 63 patients in the non-responder group (24/26 *vs.* 40/63; Fisher's Exact Test, 2-tailed, Odds ratio = 6.8, P-value = 0.008). 43 patients (19 [47.5%] in the 2.5 mg dose cohort and 24 [49%] in the 19.8 mg dose cohort) received systemic corticosteroids after randomization for treatment of brain edema. Comparison of corticosteroid treatment patterns revealed highly significant differences between the 26-patient group with favorable responses *vs.* the non-responders. 18 of 25 (72%) evaluable patients in the favorable response group but only 9 of 59 (15%) of evaluable non-responders within the mITT population had received either no dexamethasone or very limited amounts of dexamethasone for treatment of specific AE only (G-test, G = 33.7, df = 4, P<0.0001). In a GLM-based univariate analysis, age (Z-statistic: 2.7, P=0.006), KPS score (Z statistic: 2.5, P=0.01, diagnosis (AA *vs.* GBM) (Z-statistic: 3.9, P=0.0001) and dexamethasone use (Z-statistic: 4.8, P<0.00001) emerged as significant predictors of a favorable response.

We next used a GLM-based multivariate analysis to further evaluate the predictive value of clinical parameters for favorable clinical responses to OT101 therapy. The final GLM (Binomial distribution, χ^2 = 39.7, df = 12, P<0.0001) for the 77-patient efficacy population contained 7 predictor variables that were available from 67 of the 77 patients: Baseline KPS score; composition of previous therapy; cancer subtype; dexamethasone use; total OT101 dose; age; and baseline 3-D tumor volume for the target lesion. Among these 7 variables, 3 significant predictors were identified: Baseline KPS score (χ^2 = 6.4, P = 0.011), histopathologic diagnosis (AA *vs.* GBM) (χ^2 = 5.7, P = 0.017) and dexamethasone use (χ^2 = 14.2, P = 0.0067) (**Table 1**).

Table 1

GLM-based multivariate analysis to further evaluate the predictive value of clinical parameters for favorable clinical responses to OT101 therapy

	Efficacy Population		*mITT Population*	
Predictor	χ^2	***P-value***	χ^2	***P-value***
Age	0.0	1.0	0.0	1.0
KPS Score	6.4	0.011	5.8	0.016
Diagnosis (AA *vs.* GBM)	5.7	0.017	6.4	0.012
Total OT101 Dose	3.7	0.055	2.3	0.126
Dexamethasone Use	14.2	0.007	16.6	0.002
Size of Target Lesion	0.0	1.0	0.0	1.0
Previous Therapy	3.6	0.3	2.6	0.5

In this model, total OT101 dose administered approached statistical significance (χ^2 = 3.7, P = 0.055). These analyses were also performed for 77 evaluable patients within the 89-patient mITT population (Binomial distribution, Chi-square value = 43, df = 12, P<0.0001) and the results were consistent with those obtained for the efficacy population: Three significant predictor variables were identified: Baseline KPS score (χ^2 = 5.8, P = 0.016), cancer subtype (χ^2 = 6.4, P = 0.012), and steroid/dexamethasone use (χ^2 = 16.6, P = 0.002). Hence, being an AA rather than a GBM patient, having a higher baseline KPS score, receiving either no dexamethasone or short-term dexamethasone during management of AE are associated with more favorable responses for R/R HGG patients both within both the efficacy and mITT populations treated with OT-101 as a single agent.

PFS and OS Outcomes After OT101 Therapy. The Kaplan-Meier probability estimates for the median PFS and OS of the mITT population of 89 patients of OT101 therapy were 60 days (95% CI: 39 - 93) and 399 days (95% CI = 283 to 503 days, respectively (**Table 4**).

Table 2

Progression-Free Survival and Overall Survival for the Modified Intent-to-Treat (mITT), Efficacy (EP) and Favorable Response Populations

Parameter	*mITT*	*mITT, <4 cycles*	*Efficacy/EP 4-11 cycles*	*Objective Responders**	*Favorable Responders**	*EP, non-responder*	*mITT, non-responder*
PFS (d)	(N=89)	(N=12)	(N=77)	(N=19)	(N=26)	(N= 51)	(N=63)
Median	60	32	86	1281	1109	37	36
95% CI	39-93	32-NA	40-134	1070-NA	992-NA	35-59	35-54
OS (d)							
Median	399	128	432	1243	1280	240	229
95% CI	283-503	93-NA	299-788	1079-NA	1116-NA	169-361	163-318

* The 3 CRs were achieved in 1 GBM and 2 AA patients, the 16 PRs were achieved in 4 GBM and 12 AA patients. Prolonged SDs ≥6 months were achieved in 5 GBM and 2 AA patients.

The median PFS for the efficacy population was 86 (95% CI: 40 - 134) days which was significantly better than the median PFS of 32 (95% CI: (32-NA) days for the 12 patients treated with <4 cycles of OT101 (Log-rank χ^2 = 16.1, Log-rank P-value < 0.0001) (**Table 2**). Likewise, the median OS of the efficacy population was significantly better than the median OS for the remaining 12 patients in the mITT population receiving 4<cycles of OT101 (432 [95% CI: 299-788] days *vs.* 128 [95% CI: 93-NA] days, Log-rank χ^2 = 19.5, Log-rank P-value < 0.0001) (**Table 2**). Notably, the median PFS and OS of the 26 patients with favorable responses were significantly better than the PFS and OS of the 63 non-responders (Median PFS: 1109 days *vs.* 36 days, P<0.00001; Median OS: 1280 days *vs.* 229 days, P<0.00001) (**Table 2**). Their PFS and OS outcomes were also significantly better than the PFS and OS outcomes of the remaining 51 patients within the efficacy population (**Table 2**).

Univariate and Multivariate Analysis of Potential Predictors of PFS and OS Outcome After OT101 Monotherapy. As potential predictors of improved PFS and/or OS, we evaluated several categorical variables using Kaplan Meier estimates. In addition, the significance of continuous predictor variables for OS was evaluated utilizing a two arm Kaplan-Meier analysis, whereby the PFS/OS outcome of the top third of the patients for a given variable was compared to the PFS/OS outcome of the bottom third of the patients for that variable. In our initial univariate analysis, the histopathologic diagnosis of AA (*vs.* GBM), younger age, better performance status (as measured by KPS score), higher number of OT101 cycles received, no or very limited dexamethasone use, as well as favorable response (as defined by BOR of CR, PR or SD≥6 months) have emerged as strong predictors of better PFS and OS outcomes after OT101 therapy (**Table 3**). Several additional variables including OT101 dose per cycle, size of target tumor lesion at baseline, time from diagnosis, time from last therapy, gender, ethnicity, hematological parameters at baseline (WBC, ALC, ANC) showed no significant predictive value for the PFS or OS outcome.

Table 3

Univariate and Multivariate Analysis of PFS and OS Outcome According to Risk Factor

Risk Factor	*PFS (Days)*	χ^2	*P-Value*	*Z-stat/ P-value*	*OS (Days)*	χ^2	*P-Value*	*Z-stat/ P-value*
	Median (95% CI)				*Median (95% CI)*			
Diagnosis								
GBM (N=62)	38 (35-61)	17.5	0.00003	2.4/0.018	274 (180-399)	16.1	0.00006	2.0/0.04
AA (N=27)	994 (118-1423)				1136 (811-1743)			
Age (Years)								
53-73 (N=30)	36 (35-86)	6.0	0.014	0.5/0.6	213 (137-341)	11.6	0.0007	0.3/0.7
19-41 (N=30)	101(59-1109)				803 (365-1243)			
KPS Score								
70-80 (N=25)	40 (36-67)	6.3	0.012	0.8/0.4	162 (131-341)	16.1	0.00006	2.1/0.03
90-100 (N=64)	88 (40-295)				445 (399-1069)			
OT101 Cycles								
1-3 (N=12)	32 (32-NA)	16.1	0.00006	0.6/0.5	128 (93-NA)	19.5	0.00001	2.1/0.03
4-11 (N=77)	86 (40-134)				432 (299-788)			
Total OT101 Dose (mg/m²)								
1.1-14 (N=30)	36 (35-60)	2.0	0.16	2.7/0.006	222 (152-406)	3.5	0.06	2.3/0.02
53-152 (N=30)	88 (40-176)				447 (402-1079)			
Dexamethasone Use								
Extensive (N=25)	36 (35-86)	25.6	<0.00001	1.7/0.08	273 (152-432)	23.3	<0.00001	2.3/0.02
No or Minimal (N=28)	643 (295-NA)				1172 (963-NA)			
Best Overall Response (BOR)								
Non-responders (N=63)	36 (35-54)	72.6	<0.00001	16.5/ <0.00001	229 (163-318)	51.6	<0.00001	5.8/ <0.00001
Favorable responder - PR, CR or SD≥6 months (N=26)	1109 (992-NA)				1280 (1116-NA)			

In univariate analysis, the observed differences in PFS (Log-rank χ^2=72.6, P<0.00001) and OS (Log-rank χ^2=51.6, P<0.00001) outcomes between the 26 patients with favorable responses *vs.* 63 non-responders were highly statistically significant (**Table 2, Table 3**). Furthermore, higher cumulative OT101 doses appeared to correlate with better PFS and OS outcomes (**Table 3**). The median OS for the 30 patients representing the top third of at risk patients within the mITT population relative to the total dose of OT101 (range: 53-152 mg/m^2) was 447 (95% CI: 402 - 1079) days showed a trend towards better outcome (Log-rank χ^2 = 3.5, P-value = 0.06) when compared to the median OS of 221.5 (95% CI: 152 - 406) days for the 30 patients representing the bottom third of at risk patients (range: 1.1-14 mg/m^2) (**Table 3**). Multivariate analyses performed in a parametric model established favorable response as the overwhelming predictor of the PFS and OS outcome after adjustment for the effects of other covariates (P<0.00001) (**Table 3, Table 4**). Dexamethasone use, total dose of OT101 and histopathological diagnosis were significant additional predictive variables for the PFS and OS outcome after adjustment of the effects of the favorable response (**Table 1, Table 4**).

Table 4

Multivariate Analysis of Progression-Free Survival and Overall Survival, According to Risk Factor

Risk Factor	*PFS (Days)*	*Z-stat*	*P-Value*	*OS (Days)*	*Z-stat*	*P-Value*
	Median (95% CI)	*-BOR/ +BOR*	*-BOR/ +BOR*	*Median (95% CI)*	*-BOR/ +BOR*	*-BOR/ +BOR*
Diagnosis						
GBM (N=62)	38 (35-61)	3.9 / 2.4	0.0001 / 0.018	274 (180-399)	3.9 / 2.0	0.0001 / 0.04
AA (N=27)	994 (118-1423)			1136 (811-1743)		
Age (Years)						
53-73 (N=30)	36 (35-86)	0.2 / 0.5	0.8 / 0.6	213 (137-341)	0.6 / 0.3	0.6 / 0.7
19-41 (N=30)	101 (59-1109)			803 (365-1243)		
KPS Score						
70-80 (N=25)	40 (36-67)	2.6 / 0.8	0.009 / 0.4	162 (131-341)	3.3 / 2.1	0.0009 / 0.03
90-100 (N=64)	88 (40-295)			445 (399-1069)		
OT101 Cycles						
1-3 (N=12)	32 (32-NA)	1.3 / 0.6	0.2 / 0.5	128 (93-NA)	2.7 / 2.1	0.007 / 0.03
4-11 (N=77)	86 (40-134)			432 (299-788)		
Total OT101 Dose (mg/m²)						
1.1-14 (N=30)	36 (35-60)	0.4 / 2.7	0.7 / 0.006	222 (152-406)	1.2 / 2.3	0.2 / 0.02
53-152 (N=30)	88 (40-176)			447 (402-1079)		
Dexamethasone Use						
Extensive (N=25)	36 (35-86)	5.4 / 1.7	<0.00001 / 0.08	273 (152-432)	5.1 / 2.3	<0.00001 / 0.02
No or Minimal (N=28)	643 (295-NA)			1172 (963-NA)		
Best Overall Response (BOR)						
Non-responder - SD<6 months or PD (N=63)	36 (35-54)	- / 16.5	- / <0.00001	229 (163-318)	- / 5.8	- / <0.00001
Favorable responder - PR, CR or SD>6 months (N=26)	1109 (992-NA)			1280 (1116-NA)		

Multivariate analyses were also performed in a second parametric model that did not include the favorable response as a covariate. Histopathological diagnosis (Z-statistic = 3.9, P=0.0001), KPS score (Z-statistic = 2.6, P=0.009) and Dexamethasone use (Z-statistic = 5.4, P<0.00001) were significantly related to PFS outcome. Likewise, histopathological diagnosis (Z-statistic = 3.9, P=0.0001), KPS score (Z-statistic = 3.3, P=0.0009) and Dexamethasone use (Z-statistic = 5.1, P<0.00001) were also significantly related to OS outcome (**Table 4**).

To build a multivariate predictive model for the OS outcome after OT101 therapy that could be used to inform the design of future clinical trials and does not include favorable response as a covariate, we also investigated the effect of each of the clinical parameters controlling for cancer subtype (GBM or AA) by utilizing a 2-factor parametric model. Age and cancer subtype in the 2-factor model were both independently significant predictors of OS (Subtype: P<0.0001; Age: P = 0.009), whereby GBM and increasing age resulted in reduced survival probabilities and their effects were maintained regardless of the other parameter. Steroid use was also a significant factor (categorical variable, P = 0.0004) regardless of cancer subtype as was the number of treatment of cycles (continuous variable, P<0.0001; whereby increasing the number of cycles was associated with improved OS. Dose level of OT101 and previous therapy were not significant predictors, whereas the total cumulative dose of OT101 maintained a strong trend towards a better OS outcome with increasing total dose (continuous variable, P = 0.07). Baseline tumor size also exhibited a moderate trend of increasing tumor size being associated with worse OS (continuous variable, P = 0.11) regardless of cancer subtype. Gender, ethnicity, or the hematological parameters at baseline when evaluated in conjunction with cancer subtype in these 2-factor models were not significant predictors for the OS outcome. The 2-factor model was expanded to include additional clinical parameters to fully characterize independent predictors of OS for OT-101 treated patients. The final multivariate parametric OS model (loglogistic best fit highly significant with a Chi-square value = 57.2, df = 12, P<0.0001) model contained 7 predictor variables measured from 77 evaluable patients within the 89-patient mITT population: Baseline KPS score (70-80 versus 90-100); composition of previous therapy; cancer subtype; steroid use; total OT-101 dose; age; and baseline 3-D tumor volume for the target lesion. Three significant predictors were identified: Baseline KPS score (χ^2 = 10.1, P=0.0015), cancer subtype (χ^2 = 6.06, P=0.014) and steroid use (χ^2 = 18.9, P=0.0008). Being an AA rather than a GBM patient, having a higher baseline KPS score, receiving either no steroids or short-term steroids during management of AE were associated with improved OS for R/R HGG patients treated with OT-101 as a single agent. The same conclusions were reached when the analyses were limited to the 67 evaluable patients in the 77-patient efficacy population: Chi-square value = 56, df = 12, P<0.0001; 3-predictors: Baseline KPS score (χ^2 = 12.6, P = 0.0004), cancer subtype (χ^2 = 4.4, P = 0.036) and steroid use (χ^2 = 16.7, P = 0.002).

Acknowledgments

This clinical Phase II study was conducted in three centers in Austria, one center in Georgia, eight centers in Germany, six centers in India, two centers in Israel and nine centers in Russia. We thank the participating investigators, including Drs. U. Bogdahn, M. Mehdorn, M. Weller, T. Schneider, J. Meixensberger, G. Schmitz-Schackert, D. Wiewrodt, and H. Wassmann from Germany; Drs. J. Pichler, W. Grisold, and G. Stockhammer from Austria, Drs. V. Oliushine, V. Loshakov, V. Parfenov, Y. Shulev, V. Leschinsky, L. Dyudin, I. Poverennova, S. Burnin, A. Savchenko from Russia; Dr. R. Shakarishvili from Georgia; Drs D. Raghunadhrao, N.K. Venkataramana, A.K. Mahapatra, BA Chandramouli, A. Sharma, and S. Nairfrom India; Drs. M. Zaaroor and Z.H. Rappaport from Israel.

Declaration of Interests

Drs. Uckun, Trieu, and Hwang are employees and shareholders of Oncotelic, the sponsor for clinical development of OT101. Drs Trieu and Hwang are listed as inventors on patents and patent applications related to OT101. Dr. Qazi received compensation from Oncotelic as a consultant. Mr. David Nam is an employee of Oncotelic.

Funding/Support: *This study was funded by Oncotelic, a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN).*

Role of the Funder/Sponsor

The sponsor did not participate in the design of the study or the collection of data. The authors who participated in the analysis and decision to submit the manuscript for publication are affiliated with the sponsor.